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                                AMENDMENT TO THE
                            BALLANTYNE OF OMAHA, INC.
                                      1995
                                STOCK OPTION PLAN
                             EFFECTIVE APRIL 2, 1997


     This Amendment is hereby made as of April 2, 1997 to the Ballantyne of Omaha, Inc. 1995 Stock Option Plan (the "Plan").

     1. AMENDMENT TO SECTION 6 OF THE PLAN. The second paragraph of Section 6 of the Plan is hereby amended in its entirety as follows:

     The maximum aggregate number of Shares that may be issued under the Plan is 1,060,000 Shares; PROVIDED, HOWEVER, that no more than 75,000 Shares shall be awarded to any participant in any calendar year. The limitations on the number of Shares which may be subject to Options under the Plan shall be subject to adjustment as provided in Section 10(b).

     2. AUTHORITY FOR AMENDMENT. This Amendment to the Plan is effected pursuant to Section 13(a) of the Plan.

     3. APPROVAL OF STOCKHOLDERS. This Amendment to the Plan shall only become operative and effective upon approval of the Amendment by the holders of a majority of the outstanding Common Stock of the Company at the 1997 Annual Meeting of Stockholders.

     4. OTHER PROVISIONS UNCHANGED. All other provisions of the Plan remain in full force and effect and shall not be changed, altered or amended by this Amendment.

     5. EXECUTION. To record the adoption and effectiveness of this Amendment to read as set forth herein, the Company has caused this Amendment to be signed by its President and attested by its Secretary on June ____, 1997.




                                  EXHIBIT 99.1